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                                                                     Exhibit 1.1

November 17, 1997


Mr. Thomas F. Prisby
Chairman and Chief Executive Officer
Citizens Financial Services, FSB
707 Ridge Road
Munster, Indiana  46321

Dear Mr. Prisby:

This proposal is in connection with Citizens Financial Services, FSB's (the "Bank") intention to acquire a stock financial institution (the "Acquisition") and in connection therewith convert from a mutual to a capital stock form of organization (the "Conversion"). In order to effect the Conversion, it is contemplated that all of the Bank's common stock to be outstanding pursuant to the Conversion will be issued to a holding company (the "Company") to be formed by the Bank, and that the Company will offer and sell shares of its common stock first to eligible persons (pursuant to the Bank's Plan of Conversion) in a Subscription and Community Offering. In order to effect the Acquisition, it is contemplated that the Company will issue cash, its stock, or a combination thereof, immediately following the Conversion.

Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette and Woods, Inc. ("KBW"), will act as the Bank's and the Company's exclusive financial advisor and marketing agent in connection with the Acquisition/Conversion. This letter sets forth selected terms and conditions of our engagement.

1. Merger & Acquisition Services. As the Bank's and Company's financial advisor, Webb will perform the following services:

        a) prepare a summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values applied;

        b) advise the Bank as to the structure and form of a proposed Acquisition Transaction;

        c) make presentations to the Board of Directors about the Acquisition Transaction;

        d) perform financial analyses of the Bank and prospective Target in the context of a possible Acquisition Transaction;


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Mr. Thomas F. Prisby
November 17, 1997
Page 2 of 8

        e) counsel the Bank as to strategy and tactics for initiating discussions and negotiations with the prospective Target and participate in such discussions and negotiations;

        f) coordinate and participate in (i) initial discussions between the Bank and prospective Target and (ii) "due diligence" investigations of Bank and prospective Target;

        g) assuming an agreement in principle is reached for a Transaction, assist you in negotiating a letter of intent, memorandum of understanding and a definitive acquisition agreement;

        h) assist the Bank in any proceedings relating to regulatory approvals required for a Transaction;

        i) if requested by the Bank, rendering an opinion at the time of execution of an agreement and an update of such opinion as of the date of mailing the proxy statement ("Opinion") as to whether or not the consideration to be paid in a proposed Transaction is fair to the Company from a financial point of view: and

        j) render such other financial advisory and investment banking services as are customary in such engagements and as may be agreed upon by Webb and the Bank.

2. Conversion/Advisory Services. As the Bank's and Company's financial advisor and marketing agent, Webb will provide the Bank and the Company with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. Webb will provide financial and logistical advice to the Bank and the Company concerning the offering and related issues. Webb will assist the Bank and provide conversion enhancement services intended to maximize stock sales in the Subscription Offering and to residents of the Bank's market area, if necessary, in the Community Offering.

     Webb shall provide financial advisory services to the Bank which are typical in connection with an equity offering and include, but are not limited to, overall financial analysis of the Bank with a focus on identifying factors which impact the valuation of the common stock and provide the appropriate recommendations for the betterment of the equity valuation.

     Additionally, post conversion financial advisory services will include advice on shareholder relations, NASDAQ listing, dividend policy (for both regular and special dividends), stock repurchase strategy and communication with market makers. Prior to the closing of the offering, Webb shall furnish to client a Post-Conversion reference manual which will include specifics relative to these items. (The nature of the services to be provided by Webb as the


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Mr. Thomas F. Prisby
November 17, 1997
Page 3 of 8

     Bank's and the Company's financial advisor and marketing agent are further described in Exhibit A attached hereto.)

3. Due Diligence Review. Prior to filing the Registration Statement, Acquisition Application and Application for Conversion or any offering or other documents naming Webb as the Bank's and the Company's financial advisor and marketing agent, Webb and their representatives will undertake substantial investigations to learn about the Bank's and the Target's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Bank's and/or the Company's offering documents. The Bank agrees that it will make available to Webb all relevant information, whether or not publicly available, which Webb reasonably requests, and will permit Webb to discuss with management the operations and prospects of the Bank. Webb will treat all material non-public information as confidential. The Bank acknowledges that Webb will rely upon the accuracy and completeness of all information received from the Bank, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Bank's and the Company's financial advisor and marketing agent.

4. Regulatory Filings. The Bank and/or the Company will cause appropriate offering documents to be filed with all regulatory agencies including, the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), Federal Deposit Insurance Corporation ("FDIC"), Office of Thrift Supervision ("OTS") and such state securities commissioners as may be determined by the Bank.

5. Agency Agreement. The specific terms of the conversion services, conversion offering enhancement and syndicated offering services contemplated in this letter shall be set forth in an Agency Agreement between Webb and the Bank and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD, the OTS, the FDIC, and such state securities commissioners and other regulatory agencies as required by applicable law.

6. Representations, Warranties and Covenants. The Agency Agreement will provide for customary representations, warranties and covenants by the Bank and Webb, and for the Company to indemnify Webb and their controlling persons (and, if applicable, the members of the selling group and their controlling persons), provided however, that the Bank and the Company will not be liable in any such case to the extent that any request for indemnification (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading contained in any proxy statement or prospectus (preliminary or final), or any amendment thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Webb


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Mr. Thomas F. Prisby
November 17, 1997
Page 4 of 8

     expressly for use therein, or (ii) is attributable to the negligence, willful misconduct or bad faith of Webb, provided that the Bank or Company is not providing indemnification or reimbursement to any other person for liabilities arising from such person's negligence, willful misconduct or bad faith, and for Webb to indemnify the Bank and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933.

7. Fees. For the services hereunder, the Bank and/or Company shall pay the following fees to Webb at closing unless stated otherwise:

        (a) A Management Fee of $40,000 payable in four consecutive monthly installments of $10,000 commencing with the signing of this letter. Such fees shall be deemed to have been earned when due. Should the Acquisition or Conversion be terminated for any reason not attributable to the action or inaction of Webb, Webb shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

        (b) With respect to the Acquisition Transaction, a Success Fee of 0.50% of the total fair market value of any securities issued and any non-cash and cash consideration paid as of the closing of the Acquisition Transaction, including any amounts paid by the Company or the Target to any stock benefit plans maintained by the Target or an affiliate or paid to any holders of any options or stock appreciation rights granted by the Target, whether or not vested, provided that for purposes of determining the amounts paid with respect to such options or appreciation rights, as the case may be, which remain unexercised immediately prior to the closing of the subject Transaction, the amount paid with respect to such stock options or appreciation rights, shall be deemed to equal the difference between the aggregate fair market value of the common stock underlying such options and rights and the aggregate exercise price of such options and rights. The Acquisition Success Fee shall be due and payable at the closing of such Acquisition. In the event this transaction occurs in the first year of this agreement, the Management Fee in 7 (a) will be deducted from the total Success Fee in this section.

        (c ) For delivery of a fairness opinion pursuant to an Acquisition
             Transaction, Webb shall receive a fee of $25,000, payable upon the issuance of the fairness opinion to the Board at the time the definitive agreement is signed; provided that such fee shall be deemed earned at the time of the events described whether or not a Transaction is eventually consummated. (Such fairness opinion fees shall be deducted from amount due under 7 (a) above.)

        (d) With respect to the Conversion, a Success Fee of 1.15% of the aggregate Purchase Price of Common Stock sold in the conversion, excluding shares


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Mr. Thomas F. Prisby
November 17, 1997
Page 5 of 8

             purchased by the Bank's officers, directors, or employees (or members of their immediate families) plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Bank for some or all of its directors or employees.


        (e) If any shares of the Company's stock remain available after the subscription offering, at the request of the Bank, Webb will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. Webb will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. Webb will pass onto selected broker-dealers, who assist in the syndicated community, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of a broker/dealer other than Webb shall be transmitted by Webb to such broker/dealer. The decision to utilize selected broker-dealers will be made by the Bank upon consultation with Webb. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(e), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(a) and 7(d).

        (f) Reimbursement of fees paid by Webb to Webb's counsel, including such counsel's reasonable out-of-pocket expenses for costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers. Such fees and expenses will be agreed upon by Webb and the Bank prior to the execution of the Agency Agreement. The selection of such counsel will be done by Webb, with the approval of the Bank. Webb will not request reimbursement for its out-of-pocket expenses incurred in connection with the Acquisition or the Conversion.

     Notwithstanding anything to the contrary, the fees set forth in this section 7 shall not be deemed earned by Webb or payable by the Bank unless and until such time as the Board of Directors of the Bank shall have adopted a Plan of Conversion and a definitive agreement relating to an Acquisition Transaction.

     For purposes of Paragraph 7 (b) above, "total fair market value" of securities and non-cash consideration shall have the following meaning:
     (i) in the case of an exchange of common stock in a transaction in which the number of shares of the Company to be received by the shareholders of Target will vary in a manner designed to produce a fixed value to be received in exchange for each share of Target, the "total fair market value"


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Mr. Thomas F. Prisby
November 17, 1997
Page 6 of 8

     shall mean the maximum number of shares of Company stock to be exchanged in such transaction, multiplied by the value per share specified in the agreement between Company and the Target; (ii) in the case of an exchange of common stock in a transaction in which the number of shares of the Company to be received in exchange for each share of the Target is fixed and the value of such shares may vary, the "total fair market value" shall mean the per share price of the Company's stock as sold in the conversion, multiplied by the maximum number of shares of common stock of the Company issuable upon conversion of Target's common stock in the transaction


8. Additional Services. Webb further agrees to provide financial advisory assistance to the Company and the Bank for a period of one year following completion of the Conversion, including formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions and other related financial matters, without the payment by the Company and the Bank of any fees in addition to those set forth in Section 7 hereof. Nothing in this Agreement shall require the Company and the Bank to obtain such services from Webb. Following this initial one year term, if both parties wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

9. Expenses. The Bank will bear those expenses of the proposed offering customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Bank's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing, conversion agent fees and syndicate expenses associated with the Conversion; the fees set forth in
     Section 7; and fees for "Blue Sky" legal work. If Webb incurs expenses on behalf of the Bank for any of the aforementioned matters, the Bank will reimburse Webb for such expenses.

     Webb shall not request reimbursement for its out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers.

10. Conditions. Webb's willingness and obligation to proceed hereunder shall be subject to, among other things, satisfaction of the following conditions in Webb's opinion, which opinion shall have been formed in good faith by Webb after reasonable determination and consideration of all relevant factors: (a) legally sufficient disclosure of all relevant material, financial and other information in the disclosure documents; (b) no material adverse change in the condition or operations of the Bank subsequent to the execution of the agreement; and (c) no adverse market conditions at the time of offering which in Webb's opinion make the sale of the shares by the Company inadvisable.


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Mr. Thomas F. Prisby
November 17, 1997
Page 7 of 8

11. Preparation of Acquisition/Stock Offering Documents. The Bank, the Company and their counsel will draft the Acquisition Agreement, Application for Acquisition, Registration Statement, Application for Conversion, Prospectus and other documents to be used in connection with the Conversion and Acquisition. Webb will attend meetings to review these documents and advise you on their form and content. Webb and its counsel will draft appropriate agency agreement and related documents as well as marketing materials other than the Prospectus.

12. Benefit. This Agreement shall inure to the benefit of the parties hereto and their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors provided, however, that this Agreement shall not be assignable by Webb.

13. Definitive Agreement. This letter reflects Webb's present intention of proceeding to work with the Bank on its proposed Acquisition and Conversion. It does not create a binding obligation on the part of the Bank, the Company or Webb except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees as set forth in Section 7 and the assumption of expenses as set forth in Section 9, and the mutual indemnification provisions set forth in Section 6, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect. You further acknowledge that any report or analysis rendered by Webb pursuant to this engagement is rendered for use solely by the management of the Bank and its agents in connection with the Acquisition or the Conversion. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

Webb acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering. Accordingly, Webb agrees that in connection with the offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.


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Mr. Thomas F. Prisby
November 17, 1997
Page 8 of 8


If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

CHARLES WEBB & COMPANY,
A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.


By:  /s/ John Bruno
     --------------------------------
         John Bruno


CITIZENS FINANCIAL SERVICES, FSB

By:  /s/ Thomas F. Prisby                        Date:       11-25-97
     -----------------------------------------        --------------------
         Thomas F. Prisby
         Chairman and Chief Executive Officer



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                                      EXHIBIT A

                             CONVERSION SERVICES PROPOSAL
                        TO CITIZENS FINANCIAL SERVICES, FSB



Charles Webb & Company provides thrift institutions converting from mutual to stock form of ownership with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the conversion services, if appropriate, we propose to perform on behalf of the Bank.

General Services

Assist management and legal counsel with the design of the transaction structure.

Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

Assist officers and directors in obtaining bank loans to purchase stock, if requested.

Assist in drafting and distribution of press releases as required or appropriate.

Conversion Offering Enhancement Services

Establish and manage Stock Information Center at the Bank. Stock Information Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Bank's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

Assign Webb's personnel to be at the Bank through completion of the Subscription and Community Offerings to manage the Stock Information Center. If so desired by the Bank, Webb's personnel will also meet with prospective shareholders at individual and community information meetings, solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of Webb/KBW.

Provide proxy solicitation, member vote tabulation and act as inspector of election at the special meeting of members.

Create target investor list based upon review of the Bank's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.


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Conversion Offering Enhancement Services- Continued

Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.

Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare management for question-and-answer period at broker information meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Bank's common stock.

Aftermarket Support Services.

Webb, through Keefe, Bruyette & Woods, Inc., will provide market making and on-going research of the Company. In addition, Webb will use its best efforts to secure a commitment from at least one additional NASD firm to provide market making services.

Conversion Agent Services

Webb will utilize the services of Crowe, Chizek & Company for aggregation of accounts. The services provided will be a part of a separate agreement between the Bank and Crowe Chizek.